                                                                    EXHIBIT 10.9


                                                           SEPTEMBER 22, 1997

                        AGREEMENT FOR SALE AND PURCHASE
                               OF CORPORATE STOCK
                               ------------------


     THIS AGREEMENT is made on the 22 day of September, 1997, between THE ARGUS PRESS, INC. ("Argus"), an Illinois corporation, Joseph M. Jensen ("Jensen") and Allan R. Bartel ("Bartel") (Messrs. Jensen and Bartel collectively referred to herein as "Sellers") and MASTER GRAPHICS, INC. ("Buyer") a Delaware corporation.

1.   PURCHASE OF STOCK
     -----------------

     Sellers agree to sell, assign, transfer and convey to Buyer all of the stock of Argus pursuant to this agreement. Buyer agrees to purchase from Sellers, all of Sellers' 1,000 shares of common stock of Argus which constitutes all of its issued and outstanding stock. Sellers understand, acknowledge and agree that Argus will be merged into Premier Graphics, Inc., a Delaware corporation ("Premier"), and that Premier shall be the surviving corporation.

     2.  PURCHASE PRICE
         --------------

     The Purchase Price to be paid by Buyer to Sellers for said capital stock of Argus shall be Twelve Million Two Hundred Fifty Thousand Dollars
($12,250,000.00).

     3.   CLOSING
          -------

          (a) The Closing Date shall be September 30, 1997 or such earlier or later date as may be mutually agreed upon by the parties.

          (b) In the event Buyer fails to close on or before September 30, 1997, this Agreement and all of Sellers' obligations hereunder shall become voidable at Sellers' option. It is agreed the Closing date may be extended, but any such extensions shall be in writing and signed by Buyer and Sellers.

          (c) If the transaction described in this Agreement does not close on the aforementioned date or at the end of any extension period, except for reason of Sellers' refusal to dose or their failure to comply with the terms hereof, Buyer shall, by no later than September 30, 1997, reimburse Sellers for all costs and expenses incurred by them incident to this transaction.

     4.   DELIVERY OF STOCK AND PAYMENT OF PURCHASE PRICE
          -----------------------------------------------

          (a) The delivery to Buyer of certificates for the shares of capital stock sold hereunder by Sellers, and the payment of the cash portion of the Purchase Price therefor by Buyer to Sellers, shall take place on the Closing Date at the offices of Hamblet, Casey, Oremus & Vacin, SUITE 200 75 East Wacker Drive, Chicago, Illinois.

          (b) On the Closing Date, Sellers shall deliver to Buyer the certificates evidencing the 1,000 shares of capital stock of Argus agreed to be sold hereunder, duly endorsed for transfer, and Buyer shall pay Sellers or Seller's nominees the sum of Eight Million Five Hundred Thousand Dollars ($8,500,000.00), by wire transfer in accordance with a joint direction from Sellers at or before the Closing, and Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00) in subordinated debentures and the warrant rights created under Section 4 (c) hereunder representing the Purchase Price to be paid for said shares by Buyer. The sale proceeds, net of any closing costs, commissions, fees and expenses paid at closing, shall be shared equally between Jensen and Bartel The subordinated debentures shall consist of seven-year promissory of Buyer in the total amount of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000 00) bearing interest thereon at the rate of 12% per annum payable from the Closing Date until the principal sum and all accrued interest thereon have been paid in full, said promissory notes to be in the form of the two Subordinated Notes attached as Exhibits "A- 1" and "A-2" hereto. Interest on the said promissory notes shall be paid monthly. The payment of the promissory notes and interest thereon shall be guaranteed by John
P. Miller, personally in the form of the Personal Guaranty attached to each of the said Notes. In the event Buyer wishes to prepay the said promissory notes without Sellers' consent, Buyer and/or the said guarantors shall pay to Sellers a prepayment fee of Seven Hundred Fifty Thousand Dollars ($750,000.00), in addition to the principal and interest due and payable on the promissory notes.

     (c) In the event that Buyer shall cause to be made a public offering of its stock (the "IPO") or in the event Buyer merges with or is acquired by any publicly or privately held company, Sellers shall have the following rights:

          (i) In the event there is an IPO by Buyer, Sellers shall have options to acquire for a price equal to the IPO Price those numbers of shares in the IPO that aggregate to Three Million Seven Hundred Fifty Thousand dollars ($3,750,000.00), such number of shares to be determined as follows,


     $$3.75 million / initial IPO price per share = number of shares Sellers shall have option to purchase


          (ii) In the event there has not been an IPO within three years of the purchase, Sellers will have an option to buy Buyer's stock in share value totaling Three Million Seven Hundred Fifty Thousand dollars ($3,750,000.00) at a price per share equal to the total value of Buyer (based on the five (5) times EBITDA formulae for the preceding calendar year divided by the total number of issued and outstanding shares of capital stock.

          (iii) In the event of an acquisition or merger, Sellers shall have the option to acquire those numbers of shares in the company merging with or requiring Buyer as would equal $3,750,000 in value, such number of shares to be determined as follows,


$3.75 million / price per share of Company = number of shares

                merging with or                  Sellers shall have option
                acquiring Buyer                         to purchase
stock options shall expire ten (10) years from the Closing Date and shall be in the form of the stock warrants attached hereto Exhibits B-1 and B-2.

     (d) Sellers agree to assume responsibility for any costs and expenses incurred by Buyer in connection with the return of the Screen USA PIR 1080 Plate Exposure Device and PIR AT AND The PIR Configurable Punch now being purchased by Argus pursuant to a contract with Screen USA dated March 27, 1997 and numbered MW-00334 in the event Premier shall reasonably decide in accordance with the privileges afforded it under the said contract to return the replacement PIR equipment by reason of its having failed to meet the performance standards therein enumerated. Prior to the Closing, Sellers have procured the consent of Screen USA to the assignment of this contract to Premier by document dated September 19, 1997 entitled Acknowledgment and Consent. Subsequent to the Closing, Buyer shall cause Premier to allow Screen USA to first attempt to make the said equipment satisfy the contract standards for the ninety day period after September 30, 1997 and then, if the existing equipment has not met the said standards, to cause Premier to allow Screen USA to replace the said equipment as provided in the said Acknowledgment and Consent In the event Buyer calls upon Sellers to assume the aforesaid responsibility, Seller and Premier shall fully cooperate with Sellers in asserting any rights Buyer or Premier have under the said contract, including the assignment of the contract and any of Buyer's or Premier's rights in and to the replacement equipment to Sellers. Except to the extent of Sellers responsibilities for Argus liabilities under this Section, Buyer shall purchase the stock of Argus subject to all of Argus' existing corporate liabilities. Buyer and John P Miller will use their best efforts to have Sellers released from any and all personal guarantees, if any, of any Argus indebtedness and indemnify Sellers from any and all such liabilities.

     5.   ARGUS' NET WORTH
          ----------------

     The terms of this contract are premised on the representation to the Buyer by Sellers that Argus' net worth on its May 31, 1997 balance sheet and as of the Closing, or any other date shortly before the Closing that is agreed to by the parties, shall have been, and shall be, no less than Three Million Four Hundred Seventeen Thousand Six Hundred and Twenty Nine dollars ($3,417,629.00). Buyer shall be entitled to retain the amount of any increase in Argus' Net Worth between May 31, 1997 and the Closing, provided, however, Buyer shall reimburse Sellers for the amount of the federal and state income taxes required to be paid by them as "Subchapter Shareholders" on Argus' taxable earnings between May 31, 1997 and the Closing Date. In calculating Argus' said Net Worth as of the Closing as well as the amount of Argus' taxable income after May 31, 1997, Argus' historical accounting methods shall be used.

     6.   WARRANTIES AND REPRESENTATIONS OF SELLERS
          -----------------------------------------

          Sellers, jointly and severally, warrant and represent to Buyer as follows,

          (a) Sellers each have full, complete and absolute title to the following number of capital stock of Argus:



                       NAME                NUMBER OF SHARES

                   Joseph M. Jensen                 500
                   Allan R. Bartel                  500

          (b) The title of each of Sellers to said shares is free and clear of any lien, charge or encumbrance, and said shares, aggregating to 1,000 shares, constitute all of the outstanding capital stock of Argus and, by sale of said shares of stock hereunder, Buyer will receive good and absolute title thereto free of any liens, charges or encumbrances.

          (c) Argus is a corporation duly organized and existing under and by virtue of the laws of the State of Illinois, and is in good standing with the Illinois Secretary of State.

          (d) The one thousand (1000) shares of capital stock of Argus have been duly issued and are outstanding and are all of the outstanding shares of Argus and said shares are valid, fully paid and non-assessable, and no assessment is outstanding against the same or any part thereof

          (e) If requested by Buyer, prior to the closing of this transaction, Sellers will deliver to Buyer an opinion of Hamblet, Casey, Oremus & Vacin, Sellers' counsel, addressed to Buyer, stating:

          (i) that the 1,000 shares of the capital stock of Argus now issued and outstanding have been lawfully issued under the laws of the State of Illinois and are valid;

          (ii) that all stock transfer restrictions affecting the transfer of said shares of capital stock to Buyer hereunder have been complied with or effectively waived

          (iii) of the issued and outstanding shares of Argus free and clear of all liens, charges or that upon the closing hereunder, Buyer will have full and absolute title to all encumbrances; and,

          (iv) that Sellers have full power and authority to execute this agreement and perform and implement the terms hereof.

          (v) such other terms and provisions as Buyer or its counsel may reasonably require.

          (f) The present Directors and Officers of Argus are the following,

Directors,           Joseph M. Jensen
                     Allan R. Bartel

Officers,            Joseph M. Jensen    Chairman, Secretary
                     Alan R. Bartel      President, Treasurer
                     Diane M. Jensen     Vice President
                     Lorie S. Bartel     Vice President
                     Donald M. Harris    Assistant Secretary
                     Michael J. Hamblet  Assistant Secretary, Registered Agent

The written resignations of said Officers and Directors shall be tendered to Buyer concurrently with the delivery of the certificates representing the capital stock sold hereunder.

          (g) Attached hereto and marked Exhibit "C" is a document styled,

                             THE ARGUS PRESS, INC.
                Financial Statements and Additional Information
                            Month Ended May 31, 1997


which contains the following Financial Statements of Argus
           I.  Balance Sheet

          II.  Statement of Income

and, have been prepared using accounting methods, consistent with Argus' historical accounting methods. Argus has no material liabilities as of the date of this Statement, whether absolute, contingent or otherwise, except those disclosed on the Financial Statements. Said Financial Statements truly, correctly and completely set forth the financial condition of Argus as of May 31, 1997 in all material respects. Title to all assets referred to and shown on the balance sheet are vested in Argus as of said date.

          (h) Between the date of this agreement and the Closing Date, Argus and Sellers will not,

          (i) Sell, assign or otherwise transfer any Argus property or assets material to the operation of Argus' business other than in the ordinary and usual course of its business as heretofore conducted, except as to any such items that shall have become no longer useful or otherwise rendered of no further use to Argus. Sellers shall use their best efforts to prevent Argus from suffering any adverse change in assets, liabilities, or financial condition or to suffer any damage, destruction, or loss (whether or not covered by insurance) that materially and adversely affects Argus ' business or properties;

          (ii) Create, participate in, or agree to the creation of any liens or encumbrances on Argus' property, save and except liens for current taxes and liens created in the ordinary and usual course of its business as heretofore conducted;

          (iii) Enter into any leases, contracts, or agreements of any kind or character or incur any liabilities, save and except those to which it is presently committed and which are disclosed herein or in the exhibits hereto and purchase orders placed for raw materials and supplies and agreements to sell products to customers arising in the ordinary and usual course of business as heretofore conducted and except for the prepress equipment and telephone system which as previously disclosed to Buyer is now being purchased by Argus;

          (iv) Make any payments or distributions to any of its officers, stockholders or employees, save and except: wages and salaries paid to employees in the ordinary and usual course of Argus' business as heretofore conducted.

                (i) Amend or repeal its Articles of incorporation or Bylaws or issue any shares of capital stock in addition to and other than the shares heretofore issued or reissue any treasury stock.(i) Sellers shall instruct Argus' accountants and legal counsel to cooperate and assist Buyer in its due diligence efforts and activities incident to this transaction.

          (j) Attached hereto, as Exhibit "D", is a schedule of all notes and accounts payable, accrued taxes and other liabilities of Argus as reflected by the balance sheet.

          (k) Attached hereto, as Exhibit "E" is a list of the furniture, fixtures and equipment owned by Argus and located on its premises at 7440 Natchez, Niles, Illinois, said furniture, fixtures and equipment being free from any liens, claims or encumbrances except as otherwise disclosed pursuant to this agreement and the exhibits hereto.

          (l) Attached hereto, as Exhibit "F", is a list of the insurance policies presently in effect with respect to the corporate property and business of Argus, and Sellers shall maintain such policies in full force and effect through the Closing Date. As soon as practicable after the closing Buyer shall elect whether to retain the "Key Man" policies now maintained by Argus on the lives of the Sellers; should Buyer elect not to retain the said policies, Buyer shall offer them to the Seller whose life is thereby insured at a price equal to the cash value of such policy.

          (m) There are no actions, suits, or proceedings pending or, to Sellers' knowledge, threatened against Argus or affecting Argus before any Court, administrative agency or arbitrator, except for the workers compensation cases previously disclosed to Buyer which cases are being defended and insured by Argus' workers compensation insurer(s). Argus is not subject to any order, injunction, decree or decision of any Court, administrative agency or arbitrator. No party has made a claim against Argus that might result in litigation and Argus and Sellers represent that they have no knowledge of any basis for such claim.

          (n) All required federal, state and local tax returns of Argus have been duly and timely filed, and all federal, state and local taxes required to be paid with respect to the periods covered by such returns have been timely paid. Argus is not delinquent in the payment of any tax, assessment or governmental charge. No tax deficiency is proposed or assessed against Argus and Argus has not executed any waiver of any statute of limitations on the assessment or collection of any tax. Sellers are responsible for any Subchapter S income tax audit deficiencies for periods prior to the Closing, subject to the provisions of Section 5 above. Buyer and Premier shall fully cooperate with Seller in providing records and other information needed for any such audits.

          (o) Argus is not in violation of any federal, state, or municipal law, statute, regulation, orders, judgments or decrees applicable to Argus or shareholders in the operation of the business. Neither the Sellers nor Argus have received any notice of any asserted present or past failure by Argus to comply with such laws, statutes, ordinances, regulations, judgments or decrees.

          (p) None of the products manufactured or sold by Argus infringe upon any patents, patented formulas or private trademarks, trade secrets or copyrights nor has Argus, in the past, manufactured or sold any products which infringe upon any such patents, trademarks, trade secrets or copyrights.

          (q) Sellers shall continue to conduct Argus' business in substantially the same manner as Sellers have previously conducted it and will not introduce or undertake any material new method of management, operation or accounting.

          (r) Sellers shall maintain Argus' properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted.

          (s) Sellers shall perform all of Argus' duties, obligations and undertakings pursuant to contracts and agreements relating to or affecting Argus' assets, properties, rights and business.

          (t) To the best of Sellers' knowledge, information and belief Argus is currently, and at all times has been, in full compliance with, and has not been, and is not, in violation or liable under any Environmental Law (as defined below) except for such failure to comply or violation which would not have a material adverse effect. Argus has not disposed of or released any hazardous substances on any portion of its Real Property. Argus has possessed and currently possesses all permits, licenses and other necessary governmental authorizations required under applicable Environmental Laws to operate its business and Argus is in compliance with the terms and conditions thereof. To the best of Sellers' knowledge, information and belief all property previously and currently owned, leased or subleased by Argus (the "Real Property") and the use and operation thereof have been and are currently in compliance with all applicable laws, ordinances, rates and regulations, relating to public health and safety and protection of the environment, including those statutes, regulations and ordinances identified in the definition of Hazardous Materials (as defined below) all as now and hereafter amended ("collectively Environmental Laws"). Argus has not stored any Hazardous Materials (as defined below) on any of the Real Property or any property in which Argus has had an interest, except in compliance with applicable Environmental Laws. There have been no actions, activities, circumstances, conditions, events or incidents including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Materials that could form the basis of any environmental claim against Argus which would have a material adverse effect, and neither Argus nor Sellers know of any such actions, activities, circumstances, conditions, events or incidents.

     There are no pending or threatened requests for information, claims, actions or proceedings from or by any governmental agency or any other person or entity regarding the condition or use of the Real Property or the release, use, refinement, generation, discharge, manufacture, treatment, transportation or disposal of Hazardous Materials on, in, under (including the underlying groundwater) or from the Real Property, or regarding any Environmental Laws, or to liens or governmental actions, notices or violations, notices of non-compliance or other proceedings of any kind with respect to the Real Property. Sellers shall immediately notify Buyer and provide copies upon receipt of all oral or written complaints, claims, citations, inquiries, reports or notices relating to the condition of the Real Property or compliance with Environmental Laws received after the date hereof.

     For purposes of this Agreement, 'Hazardous Materials' means,

          (i) "Hazardous Substances" or "Toxic Substances" as those terms are defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. 9601, et seq.;

          (ii) "Hazardous Waste" as that term is defined by the Resource Conservation and Recovery Act, 42 U.S.C. 6902, et seq.;

          (iii) Any pollutant or contaminate or hazardous, dangerous or toxic chemicals, waste, materials or substances within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement relating to or imposing standards or conduct concerning any hazardous, toxic or dangerous waste substances or material;

          (iv) Crude oil petroleum products, by-products, or other hydrocarbon substances;

          (v) Any radioactive material, including any source, special nuclear or by-product material as defined by 42 U.S.C. 211, et seq., as amended;

          (vi)   Asbestos in any form or condition;

          (vii) Polychlorinated biphenyls ("PCBs") or substances or compounds containing PCBs; and,

          (viii) Medical or infectious waste.

          (u) Argus has good and marketable title, free and clear of all liens, and charges and encumbrances, to all assets listed on the balance sheet dated May 31, 1997, or property acquired thereafter, and all personal property located on Argus' business premises on May 31,

1997, except for assets subsequently sold thereafter in the ordinary course of business and for assets secured by institutional indebtedness as previously disclosed and as described in the December 31, 1996 financial statements furnished to Buyer.

          (v) Sellers have furnished Buyer such copies of the Articles of Incorporation and Bylaws and Minutes of Argus. Such copies are true, correct and complete copies of such corporate documents, with all amendments.

          (w) Neither the execution of this Agreement nor the fulfillment of the terms of this Agreement will result in a breach of the terms, provisions or conditions of this Agreement. Neither the execution of this Agreement nor the fulfillment of the terms of this Agreement will invalidate or constitute a default under this Agreement, or give any other person any rights of acceleration, cancellation, termination, or any other rights now existing under Argus' Articles of Incorporation or Bylaws, or any contract, mortgage, indenture, agreement, order, decree, rule or regulation of any court or of any federal, state or local regulatory or administrative body, to which the Company is a party or subject, or which Argus is bound other than with respect to composite Exhibit "G". Neither the execution of this Agreement nor the fulfillment of the terms of the Agreement will result in the creation of any lien, charge, or encumbrance on any of the Stock or on any property or assets of Argus.

          (x) Sellers do not own or have a material beneficial interest, and have not owned or had a beneficial interest within the past three years, directly or indirectly, in any corporation, firm, association, partnership, or a proprietorship that (I) is similar to or competitor of Argus, (2) is a customer or supplier of Argus, or (3) has any existing contractual relationship with Argus.

          (y) Attached hereto as Exhibit "H" is a list of all employees of Argus and their current rates of compensation. Argus is not a party to any union contract or any other agreement providing employee benefits except Argus does provide its' employees with a health and dental insurance plan and profit sharing plan.

          (z) No person holds the power of attorney for Argus. Argus' bank accounts are with American National Bank of Chicago, and the only persons authorized to draw on such accounts are Sellers.

          (aa) No license or permit is required to operate Argus' business, except a business License issued by the Village of Niles, Illinois. Such license is presently valid and effective, and in no danger of revocation or nonrenewal.

          (bb) Without limiting the foregoing to the best of Sellers' knowledge, information and belief, all information provided to Buyer by Sellers and Argus is in compliance with the provisions of this Agreement and is accurate and complete in all material respects. The information provided does not contain any untrue statement of material fact, and does not omit any facts in order to make such information misleading.

          (cc) Except for the compensation due MASI Ltd for their services in this transaction which shall be the sole responsibility of Sellers, there are no claims for brokerage commission, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Sellers or Argus.

          (dd) There are no outstanding rights to purchase or convert any obligations of Argus to stock or securities of Argus, nor is Argus obligated to issue any stock, securities, options, warrants, or convert any obligations or other such rights.

          (ee) Argus has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now being conducted.

          (ff) Argus has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation or other entity.

     7.   WARRANTIES AND REPRESENTATIONS OF BUYER
          ---------------------------------------
     Buyer warrants and represents to Sellers as follows,

          (a) Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

          (b) Buyer has the power and authority to enter into this agreement and to perform its obligations hereunder.

          (c) The execution and delivery of this agreement and the consummation of the transaction contemplated have been duly authorized by Buyer's Board of Directors and no other corporate proceedings are necessary to authorize its officers to effectuate this agreement and the transaction contemplated hereby.

          (d) When executed by Buyer, this agreement constitutes a valid obligation binding on it and such execution and performance of this agreement does not violate, or result in a breach of, or constitute a default under, any judgment, order or decree to which it may be subject nor does such making or performance constitute a violation of or conflict with any provision of its Charter or Bylaws.

          (e) That attached hereto as Exhibit "I" is the most current financial statement of John P. Miller which is warranted to be accurate and correct.

          (f) Attached hereto and marked Exhibit "J" is a document styled,

                             MASTER GRAPHICS, INC.
                Financial Statements and Additional Information
                            Month Ended May 31, 1997

which contains the following Financial Statements of Master -

          (i)   Balance Sheet
          (ii)  Statement of Income
          (iii) Statement of Retained Earnings
          (iv)  Statement of Cash Flows
          (v)   Managements' notes to Financial Statements

and, have been prepared in accordance with generally accepted accounting principles, consistently applied. Master has no material liabilities as of the date of this Agreement, whether absolute, contingent or otherwise, except those disclosed on the Financial Statements other than trade credit or debt otherwise incurred in the normal course of business.. Said Financial Statements truly, correctly and completely set forth the financial condition of Master as of May 31, 1997. Title to all assets referred to and shown on the balance sheet are vested in Master as of said date.

          (g) Attached hereto and marked Exhibit "K" is a document styled,

                             PREMIER GRAPHICS, INC.
                Financial Statements and Additional Information
                            Month Ended May 31, 1997

which contains the following Financial Statements of Master-      -

          (i)   Balance Sheet
          (ii)  Statement of Income

          (iii)  Statement of Retained Earnings
          (iv)   Statement of Cash Flows
          (v)    Managements' notes to Financial Statements

and, have been prepared in accordance with generally accepted accounting principles, consistently applied. Premier has no material liabilities as of the date of this Agreement, whether absolute, contingent or otherwise, except those disclosed on the Financial Statements other than trade credit or debt otherwise incurred in the normal course of business. Said Financial Statements truly, correctly and completely set forth the financial condition of Premier as of May 31, 1997. Title to all assets referred to and shown on the balance sheet are vested in Master as of said date.

          (h) Except for compensation due Asset Services, a company, of Memphis, Tennessee, Buyer has not employed any broker, finder or agent, nor has it otherwise become in any way obligated for any broker's, finder's or agent's or similar fees with respect to the transaction contemplated by this agreement.

          (i) Buyer does not have any knowledge of any claim, litigation or threatened litigation or any other action which has been instituted or threatened affecting its ability to lawfully perform its obligations under this agreement.

          (j) At or prior to closing, Buyer will deliver to Sellers a letter from its legal counsel verifying that the foregoing matters are true, accurate and correct and that counsel is not aware of any legal impediment to the consummation of the transaction described in this agreement.

     8.   INDEMNIFICATION PROVISIONS  (a) Indemnification Provisions for Benefit
          --------------------------
of Buyer. In the event the Sellers breach any of their representations, warranties, and covenants contained herein, then Sellers agree to indemnify the Buyer from and against any adverse consequences the Buyer shall suffer through and after the date of the claim for indemnification caused proximately by the breach; provided, however, that Sellers shall not have any obligation to indemnify the Buyer from and against any adverse consequences caused by the breach of any representations, warranties or covenants of the Sellers contained above until the Buyer has suffered adverse consequences by reason of all such breaches in excess of a $50,000.00 aggregate deductible.

          (b) Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, then the Buyer agrees to indemnify the Sellers from and against any adverse consequences the Seller shall suffer through and after the date of the claim for indemnification caused proximately by the breach; provided, however, that Buyer shall not have any obligation to indemnify the Sellers from and against any adverse consequences caused by the breach of any representations, warranties or covenants of the Buyer contained above until the Sellers have suffered adverse consequences by reason of all such breaches in excess of a $50,000.00 aggregate deductible.

          (c) Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing. Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party. Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided above, the Indemnified Party may defend against the Third Party Claim in any manner he or it reasonably may deem appropriate. In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties, which will not be unreasonably withheld.

          (d) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account the time cost of money in determining adverse consequences for purposes of this Section 8.

          (e) Limitations. The parties agree not to assert any claims against the other Party for breaches of representations, warranties or covenants of this Purchase Agreement, apart from the Debentures and Warrants and Guarantees exchanged hereunder, more than two years after the

Closing Date and to limit the aggregate amount of any and all claims so asserted by either Seller's or Buyer against the other to the amount of the Purchase Price, with the exception of the following items:

          (i) A claim arising as a result of a breach of representation or warranty contained in Section 6(g) shall be limited to the amount of the subordinated debentures if the breach of such representation or warranty is a result of the failure by the Sellers to disclose a liability or potential liability which is unknown to them as of the date of this Agreement.

          (ii) Buyer shall have no recourse against Sellers for a breach of representation and warranties contained in sections 6(j) and 6(k) provided that the omission from the schedules referenced in such sections is unintentional and the omitted items are properly reflected on the financial statements attached to this Agreement.

          (iii) A claim arising as a result of a breach of representation or warranty contained in Section 6(m) shall be limited to the amount of the subordinated debentures if the breach of such representation or warranty is a result of a matter to which Sellers had no knowledge as of the date of this Agreement.

          (iv) A claim made as a result of a breach of a representation or warranty contained in the first sentence of Section 6(o) shall be limited to the amount of the subordinated debentures if such breach is a result of a violation to which the Sellers had no knowledge as of the date of the Agreement.

          (v) A claim made as a result of a breach of a representation or warranty contained in Section 6(p) shall be limited to the amount of the subordinated debentures if such breach is a result of an infringement which Sellers had no knowledge of as of the date of this Agreement.

          (vi) A claim made as a result of a breach of a representation or warranty contained in Section 6(t) shall be limited to the amount of the subordinated debentures provided such breach was a result of events or occurrences to which Sellers had no knowledge of as of the date of this Agreement.

          (vii) A claim made as result of a breach of a representation or warranty contained in Section 6(w) shall be limited to the amount of the subordinated debentures if such breach related to a matter to which Sellers had no knowledge of as of the date of this Agreement.

          (viii) Buyer shall have no claim for a breach of a representation or warranty contained in Section 6(y) if the omission from the schedule referenced therein was inadvertent and immaterial to the overall operations of Argus.

          (ix) A claim for a breach of a representation or warranty contained in
     Section 6(ee) shall be limited to the amount of the subordinated debentures if the breach results from the failure of Argus to have licenses, permits or authorizations to which Sellers did not know were required.

     (f) Source of Recovery. In the event the Buyer successfully asserts a claim against the Sellers pursuant to this Section 8, the amount of such claim shall go first to reduce the amount owed under the Subordinated Debentures delivered as part of the Purchase Price. In the event the amount of the claim is in excess of the amount owed under the Subordinated Debentures, Sellers shall pay Buyer such excess by wire transfer or cashier' s check.

     9.   EMPLOYMENT AGREEMENT AND COVENANT NOT TO COMPETE
          ------------------------------------------------

          (a) At closing Buyer and each Seller shall enter into an employment agreement for a S-year period which shall also include the terms and conditions indicated in the contract attached hereto as Exhibit "L-1" for Joseph M. Jensen and "L-2" for Allan R. Bartel.

          (b) During the term that the subordinated debenture is outstanding, the Stockholders will be entitled but not required to attend all of Master Graphics, Inc. and of Premier Graphics Inc. corporate board meetings and shall receive notice of all such meetings of the Shareholders and of the Board of Directors. This right shall not be extinguished if Sellers' employment under the aforesaid Employment Agreement is terminated.

          (c) After the merger of Argus into Premier Master will cause Premier to offer 3-year employment contracts to the following Argus employees or commissioned salespersons: Victor Giarnpietro, Ralph Johnson, Joseph Jensen Jr., Patrick McCowan and Jeffrey Jensen with compensation terms substantially as now prevail for the said persons, provided, each such employee so entitled to the said contract continues to perform his duties and responsibilities substantially as well as they are presently being performed by him The parties intend by this provision to make the aforesaid persons third party beneficiaries of the contractual provisions of this Section.

     10.  CONDITIONS PRECEDENT TO CLOSING
          -------------------------------

          The parties shall comply with the following prior to Closing,

          (a) The representations and warranties set forth in the Agreement are accurate and correct in all material respects as of the date of Closing to the best of the parties' knowledge, information and belief and Sellers shall each have executed and delivered a certificate to that effect before closing.

          (b) The Buyer and Sellers shall have performed and complied with all of their covenants contained in the Agreement and Sellers shall each have executed and delivered a certificate to that effect on or before the Closing

          (c) There shall be no injunctions, judgments, orders, decrees or ruling in effect preventing consummation of any of the transactions contemplated by the Agreement.

          (d) Sellers and Buyer shall have received from each other's legal counsel opinions in the form and substance as set forth in Exhibit "M-l" and "M-2", respectively, attached hereto, addressed to Sellers and Buyer as the case may be and dated as of the Closing Date.

          (e) Buyer shall have obtained the financing necessary to consummate the transactions contemplated and described in this Agreement.

     11.  PAYMENT OF FEES AND EXPENSES
          ----------------------------

     The parties hereto shall be responsible for, and will pay all of their own fees and expenses, including those for their own legal counsel, accountants, financial advisors and the M & A specialists separately retained by them in this matter, incurred in the negotiation, preparation and consummation of this Agreement.

     12.  SURVIVORSHIP
          ------------

     All representations and warranties made by the parties to this Agreement and in certificates and other documents to be delivered at closing, and the liability of the parties for the breach, accuracy or other failure of such representations and warranties, shall not be extinguished at closing. The parties, in executing, and in carrying out the provisions of, this Agreement, are relying solely on the representations, warranties and agreements contained in this Agreement or in any writing delivered pursuant to provisions of this Agreement or at the closing of this transaction and not upon any representation, warranty, agreement, promise or information, written or oral, made by any person other than as specifically set forth herein.

     13.  ENTIRE AGREEMENT
          ----------------

     The parties understand, agree and represent that this agreement constitutes the entire agreement among the parties concerning the subject matter hereof, and that no amendment, modification, deletion or addition hereto shall be valid unless set out in writing and signed by all parties to this agreement. Buyer expressly acknowledges and agrees that Sellers' warranties and representations contained in this agreement constitute the only warranties and representations of Sellers relied upon by Buyer in completing in this transaction, and that Sellers have made no warranties or representations upon which Buyer relies except as are expressly set out in writing, signed by Sellers.

     14.  INCORPORATION OF TERMS OF LETTER OF INTENT
          ------------------------------------------

     Except to the extent that any of its terms and provisions would conflict or be inconsistent with the provisions hereof, the terms and provisions of the Letter of Intent dated June 25, 1997, between Sellers and Buyer are hereby adopted and ratified by Sellers and Buyer and made a part hereof. A copy of said Letter of Intent is attached hereto as Exhibit "N".

     15.  BINDING EFFECT
          --------------

     This agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

     16.  ASSIGNMENT
          ----------

     Buyer shall not assign this agreement, or any rights contained herein, without the prior written approval of Sellers.

     17.  MISCELLANEOUS
          -------------

          (a) All notices, approvals or other communications to be sent or given by or to the parties shall be deemed validly and properly given or made if in writing and delivered by hand or by registered or certified mail, return receipt requested, and addressed to,

SELLERS      Joseph M. Jensen                 Michael J. Hamblet
             6917 N. Lexington Lane           Hamblet, Casey, Oremus & Vacin
             Niles, Illinois 60714            75 East Wacker Drive
                                              Chicago, Illinois 60601

             Allan R. Bartel                  Michael J. Hamblet
             338 W. Sibley                    Hamblet, Casey, Oremus & Vacin
             Park Ridge, Illinois 60068       75 East Wacker Drive

                                              Chicago, Illinois 60601

BUYER        Premier Graphics, Inc. and       Michael P. Morgan, Esq.
             Master Graphics, Inc.            Black Bobango & Morgan
             2500 Lamar                       530 Oak Court Dr., Ste. 345
             Memphis, Tennessee 38114         Memphis, Tennessee 38117

          (b) The parties agree, upon the request of any other party, to execute any agreements or instruments consistent with this agreement which are necessary to effectuate and consummate the transactions contemplated in this agreement.

          (c) This agreement may be executed in any number of counterparts, each of which shall be taken to be an original.

          (d) No waiver of any provision of this agreement shall be valid unless in writing and signed by the person or party against whom charged.

          (e) The validity or enforceability of any particular provision of this agreement shall not affect the other provisions of this agreement, and this agreement shall be construed as if such invalid or unenforceable provision was omitted. All patties hereto having participated actively in the negotiation and drafting of this agreement, and each party having been represented by counsel, it is agreed that the terms of this agreement shall not be construed against, nor more favorably to, any party, regardless of their responsibility for its preparation.

     18.  GOVERNING LAW
          -------------

     This agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

BUYER:

MASTER GRAPHICS, INC.


By:  /s/ John P. Miller                    Date: 9/22/97
     ------------------
     President



GUARANTORS:


/s/ John P. Miller                         Date: 9/22/97
------------------
John P. Miller


SELLERS:


/s/ Joseph M. Jensen                       Date: 9/22/97
--------------------
Joseph M. Jensen


/s/ Allan R. Bartel                        Date: 9/22/97
-------------------
Allan R. Bartel


THE ARGUS PRESS, INC.


By:  /s/ Allan R. Bartel                   Date: 9/22/97
     -------------------
     Allan R. Bartel, President